Exhibit 10.15

HilleVax, Inc.

[__], 2025

[Name]

Dear [Name]:

Your continued leadership is important to the financial growth and success of HilleVax, Inc. (the “Company”). The Company is currently evaluating various strategic alternatives, including a potential reverse merger transaction (such reverse merger transaction, a “Transaction”). As such, the Company is proactively establishing this retention bonus arrangement for you to ensure that you clearly understand your critical importance to the Company and the vital role you would play in any transition should a Transaction occur. The Company is therefore offering you a retention cash bonus opportunity (the “Retention Bonus”) in the aggregate amount of $[______] in consideration of your continued service to the Company from the date of this letter through the closing of any such Transaction (the “Closing”), and the other terms and conditions set forth in this letter agreement (the “Letter Agreement”).

1. Retention Bonus. Subject to the eligibility requirements set forth in Section 2, you will be eligible to receive the Retention Bonus upon the Closing. The Retention Bonus will be paid to you in cash on the first regularly-scheduled payroll date following the Closing.

2. Continued Employment or Service. Except as otherwise provided in Section 3, your eligibility for receipt of the Retention Bonus is contingent upon your continuous employment or service to the Company (or any successor affiliate thereof) through the Closing. You will continue to be considered an employee of the Company for purposes of this Letter Agreement if you are on a Company-approved leave of absence.

3. Effect of Termination of Employment or Service.

(a) In the event your employment or service terminates prior to the Closing for any reason other than a Qualifying Termination (as defined below), you will immediately forfeit the Retention Bonus.

(b) If your employment is involuntarily terminated by the Company without Cause, by reason of your death or Disability, or you resign for Good Reason (each as defined below and either such termination, a “Qualifying Termination”), you will be entitled to receive the Retention Bonus.

(c) As a condition to your receipt of the Retention Bonus as a result of your Qualifying Termination pursuant to Section 3(b) above, you will be required to execute a general release of claims (the “Release”) in favor of the Company and its successors and affiliates in a form acceptable to the Company, which must become effective and irrevocable within sixty (60) days following your Qualifying Termination. In the event your Release does not become effective within such sixty (60) day period following your Qualifying Termination, you will forfeit your right to receive the Retention Bonus. Any Retention Bonus to which you become entitled pursuant to this Section 3 will be paid to you in cash on the first regularly-scheduled payroll date following the date your Release becomes effective, but in no event more than seventy-five (75) days following the date of your Qualifying Termination.

(d) For purposes of this Letter Agreement, “Cause” means any of the following: (i) your commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by you, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (ii) your conviction of, or plea of “guilty” or “no contest” to, a non-vehicular felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (iii) any intentional, unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any successor or affiliate thereof; (iv) your gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on your part; (v) your ongoing and repeated failure or refusal to perform or neglect of your duties or your ongoing and repeated failure or refusal to comply with the lawful instructions given to you by the Board of Directors of the Company (the “Board”), which failure, refusal or neglect continues for fifteen (15) days following your receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect; provided that it is understood that this clause (v) shall not permit the Company to terminate your employment for Cause solely because of (A) your failure to meet specified performance objectives or achieve a specific result or outcome, or (B) the Company’s dissatisfaction with the quality of services provided by you in the good faith performance of your duties to the Company; or (vi) your willful, material breach of any material Company policy or any material provision of a written agreement entered into between you and the Company or the Company’s Proprietary Information and Inventions Assignment Agreement. Prior to the determination that “Cause” under clauses (iv), (v) or (vi) has occurred, the Company shall (w) provide to you in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (x) other than with respect to clause (v) above which specifies the applicable period of time for you to remedy your breach, afford you a reasonable opportunity to remedy any such breach, (y) provide you an opportunity to be heard prior to the final decision to terminate your employment hereunder for such “Cause” and (z) make any decision that such “Cause” exists in good faith. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss you for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Letter Agreement, to constitute grounds for termination for Cause.

(e) For purposes of this Letter Agreement, “Disability” means a permanent and total disability under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) For purposes of this Letter Agreement, “Good Reason” means any of the following without your written consent: (i) a material diminution in your authority, duties or responsibilities; (ii) a material diminution in your base compensation (and you and the Company agree that any diminution of 10% or more shall be considered material for this purpose, regardless of whether such diminution occurs due to a single reduction or a series of reductions in your base compensation), unless such a reduction is imposed across-the-board to senior management of the Company; (iii) a material change in the geographic location at which you must perform your duties (and you and the Company agree that a relocation of the geographic location at which you must perform your duties to a location that increases your one-way commute from your residence by more than fifty (50) miles as compared to your principal place of employment prior to such relocation shall be considered material for this purpose); or (iv) any breach by the Company of its obligations under this Letter Agreement or any employment agreement or offer letter with you or severance plan or program in which you participate that results in a material negative change to you. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within sixty (60) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from you. Your termination of employment by reason of resignation from employment with the Company for Good Reason must occur within thirty (30) days following the expiration of the foregoing thirty (30)-day cure period.

4. Tax and Other Deductions. The Retention Bonus will be paid, less federal, state and local taxes required to be withheld by the Company.

5. Employment at Will. This Letter Agreement does not affect your employment relationship with the Company; that is, employment with the Company remains at-will unless otherwise expressly agreed in a separate written contract between you and the Company.

6. Independent of Other Compensation. The Retention Bonus described herein is a one-time non-recurring special bonus, independent of all other compensation, and will not be taken into account for purposes of future compensation entitlements or count toward or be considered in determining any payments or benefits under any other plan, program or agreement of the Company. For the avoidance of doubt, any payments that may become due to you under and in accordance with the terms of any employment agreement to which you are a party or severance plan or program in which you participate from time to time shall not be reduced by all or any portion of the Retention Bonus payable to you pursuant to this Letter Agreement.

7. Section 409A of the Internal Revenue Code. This Letter Agreement is intended to be interpreted and applied so that the Retention Bonus will be exempt from the requirements of Section 409A of the Code. To the extent applicable, this Letter Agreement shall be interpreted consistent with such intention or, if such an exemption is not satisfied, then in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. For purposes of Section 409A of the Code, each installment payment provided under this Letter Agreement shall be treated as a separate payment. If any portion of the Retention Bonus constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, any payments to be made under this Letter Agreement upon a termination of employment shall only be made upon your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Letter Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Letter Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this paragraph shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is six (6) months and one day following your Separation from Service, (b) the date of your death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Letter Agreement shall be paid as otherwise provided herein.

8. Confidentiality. The information provided in this Letter Agreement is personal. The Company intends to treat it with the same degree of confidentiality that we treat other compensation information, and, other than as permitted or required by applicable law, asks that you treat it in the same manner and not discuss the specifics of this Letter Agreement with others.

9. Successors. This Letter Agreement shall be binding upon and inure to the benefit of the successors of the Company, or any successor or affiliate thereof.

10. Miscellaneous. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Letter Agreement will not give any rights or remedies to any person other than the undersigned employee and the Company and its successors. This Letter Agreement will be governed by the laws of the state in which you are employed as of the date hereof, excluding any that mandate the use of another jurisdiction’s laws. This Letter Agreement sets forth the entire understanding of you and the Company with respect to the subject matter hereof and shall supersede any agreement, arrangement or policy to which the Company is a party with respect to the Retention Bonus. This Letter Agreement may not be amended or modified except by a written instrument signed by you and an authorized officer of the Company. You shall have no rights under this Letter Agreement other than as an unsecured general creditor of the Company.

11. Notices. Any notice required or permitted by this Letter Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to you at the most recent address on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

The arrangement outlined in this Letter Agreement reflects the importance of your contributions and our desire to retain you as a key member of our team. Thank you for your dedication. We are confident that we can look to you to continue the important work that you are doing for the organization.

Sincerely,

HilleVax, Inc.

[Name]

[Title]

I acknowledge that I understand and agree to abide by the provisions set forth in the above stated Letter Agreement.

[Name]